CERTIFICATE OF AMENDMENT NO. 2
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHWESTERN ENERGY COMPANY

Southwestern Energy Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The Board of Directors of the Corporation, by the unanimous written consent of its members, duly adopted a resolution setting forth a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 19, 2010 (as amended, the “Amended and Restated Certificate of Incorporation”), declared such amendment to be advisable and directed that such amendment be considered at the annual meeting of the shareholders of the Corporation on May 18, 2023. The resolution setting forth the amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by amending and restating the text of the Sixth Article thereof to read in its entirety as follows:

“SIXTH: No director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.”

FURTHER RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by amending and restating the text of the Tenth Article thereof to read in its entirety as follows:

TENTH: Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may only be called by (i) the Chairman of the Board of Directors, if there be one, (ii) the President, (iii) the Secretary, (iv) the Board of Directors or (v) holders having an aggregate “net long position” of twenty percent (20%) or more of the voting shares of the Corporation.”

2. On May 18, 2023, this Certificate of Amendment No. 2 of the Amended and Restated Certificate of Incorporation was duly adopted and approved by the shareholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment No. 2 to be duly executed in its corporate name this 18th day of May, 2023.

SOUTHWESTERN ENERGY COMPANY, a
Delaware corporation

By:	/s/ CHRIS LACY
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Secretary